Exhibit 99.1


Contacts:   T. Scott Cobb                              Michael J. Boling, CPA
            President and Chief Executive Officer      Executive Vice President,
            901-754-6577                               and Chief Financial
                                                       Officer
                                                       901-754-6577


For Immediate Release

                     SCB Computer Technology, Inc. Announces
                        Letter of Intent for Acquisition

         MEMPHIS, Tennessee (February 10, 2003) -- SCB Computer Technology, Inc. (OTCBB:SCBI)today announces it has entered into a non-binding letter of intent to acquire another government information technology professional services company.

         The company covered by the letter of intent recorded revenue in the range of $24 TO $28 million in its 2002 fiscal year. All of the company's revenue was either with agencies of the federal government or state government agencies. The acquisition is subject to completion of due diligence, negotiating a definitive agreement, and obtaining board approval. The Company expects these tasks will be completed in the next 60 to 90 days.

         T. Scott Cobb, President and Chief Executive Officer said, "This acquisition will enhance our consulting and outsourcing core competencies in information technology. Additionally, our increased size in federal and state government IT professional services will allow us to be more competitive."

         SCB Computer Technology, Inc., based in Memphis, Tennessee, is a leading provider of information technology consulting, outsourcing, and staffing services to agencies of the United States and state and local governments, and commercial enterprises, including a number of Fortune 500 companies. Since its inception over a quarter-century ago, SCB has consistently delivered top-quality, cost-effective IT services through long-term engagements with its clients. For additional information, visit SCB's website at http://www.scb.com.

         Certain statements in this document may relate to future expectations and as such are forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements related to this transaction to be different from those expressed or implied in the forward-looking statements. All statements other than statements of historical fact made in this press



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release are forward-looking statements.  Forward-looking statements reflect management's current assumptions, beliefs, and expectations and are subject to risks and uncertainties, including those discussed in the company's filings with the Securities and Exchange Commission (including the company's annual report on Form10-K for the fiscal year ended April 30, 2002), that could cause actual results to differ materially from historical or anticipated results. The company undertakes no obligation to update the forward-looking information except as required by law.


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